Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-269369) on Form S-4 and related Prospectus of Summit Financial Group, Inc. of our reports dated March 4, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Summit Financial Group, Inc., appearing in the Annual Report on Form 10-K of Summit Financial Group, Inc. for the year ended December 31, 2021.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
February 3, 2023